Exhibit 5.1

December 10, 2021 Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225	811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
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Milan

Re:	Energy Transfer LP Registration Statement No. 333-256668; Public Offering of Common Units Representing Limited Partner Interests

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer LP, a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by a selling unitholder of the Partnership (the “Selling Unitholder”) of 100,000,000 common units representing limited partner interests in the Partnership (the “Common Units”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2021 (File No. 333-256668) (the “Registration Statement”), including a base prospectus, dated June 1, 2021 (the “Base Prospectus”), a preliminary prospectus supplement, dated December 7, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement, dated December 7, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Common Units are being sold pursuant to an underwriting agreement, dated December 7, 2021, by and among the Partnership, the Selling Unitholder and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I thereto.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the sale of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of LE GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

December 10, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Units have been duly authorized by all necessary limited partnership action, in accordance with the Third Amended and Restated Agreement of Limited Partnership of the Partnership, and the Common Units have been validly issued and, under the Delaware Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the obligations of the Partnership, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated December 10, 2021 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP